Mail Stop 3561- CF/AD 11
      						July 12, 2005

Via U.S. Mail and Fax (480) 966-3983

Mr. Richard G. Vasek, Chief Financial Officer
Rockford Corporation
600 South Rockford Drive
Tempe, Arizona 85281

	RE:	Rockford Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		Filed April 15, 2005
      File No. 0-30138

Dear Mr. Vasek:

      We have completed our review of the above filing and do not, at this time, have any further comments.

      Sincerely,


							Larry Spirgel
							Assistant Director